UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2022

Roivant Sciences Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-40782	98-1173944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor
11-12 St. James’s Square
London SW1Y 4LB
United Kingdom
(Address of Principal Executive Offices, and Zip Code)

+44 207 400 3347
Registrant’s Telephone Number, Including Area Code

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.0000000341740141 par value per share	ROIV	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one Common Share	ROIVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed on February 14, 2022, Roivant Sciences Ltd. (the “Company”) entered into a Common Shares Purchase Agreement (the “Purchase Agreement”) with CF Principal Investments LLC (“Cantor”), pursuant to which the Company had the right from time to time at its option to sell to Cantor up to $250.0 million of its common shares (the “Common Shares”) subject to certain conditions and limitations set forth in the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, on September 21, 2022, the Company delivered notice to Cantor of its election to terminate the Purchase Agreement in accordance with its terms effective on or before October 5, 2022. The Company elected to terminate the Purchase Agreement in connection with its previously disclosed entry into that certain Sales Agreement, dated as of September 19, 2022, with Cowen and Company, LLC.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2022, Masayo Tada resigned as a director of the Company, effective September 16, 2022. Mr. Tada’s decision to resign from the Board of Directors of the Company (the “Board”) was not due to any dispute or disagreement with the Company, its management or the Board on any matter relating to the Company’s operations, policies or practices.

Also on September 15, 2022, the Board appointed Hiroshi Nomura to serve as a Class III director of the Board, effective September 16, 2022, filling the vacancy created by and concurrent with the resignation of Mr. Tada from the Board. There are no arrangements or understandings between Mr. Nomura and any other persons pursuant to which he was selected as a director of the Company. Other than as disclosed in the Company’s Proxy Statement on Schedule 14A relating to its 2022 Annual General Meeting of Shareholders (the “Proxy Statement”), there are no relationships or related transactions between Mr. Nomura and the Company that would be required to be reported under Item 404 of Regulation S-K.

Mr. Nomura, 65, has served as President and Chief Executive Officer and Representative Director of Sumitomo Pharma Co., Ltd. (“Sumitomo Pharma”), a pharmaceutical company based in Japan, since April 2018. Before serving at his current position, Mr. Nomura also served in a number of executive leadership roles at Sumitomo Pharma, including as a member of the Board of Directors, Senior Executive Officer, Chief Finance Officer and Representative Director between April 2017 and April 2018, and as a member of the Board of Directors, Senior Executive Officer and Chief Finance Officer from April 2014 to April 2017. Before that, Mr. Nomura also held various other positions with increasing responsibilities at Sumitomo Pharma from October 2005 to April 2014. Mr. Nomura currently serves on the boards of directors of Myovant Sciences, Sumitomo Pharma, Sumitovant Biopharma and Sumitomo Pharma Oncology, Inc. He also served as Vice Chairman of the board of directors of Sunovion Pharmaceuticals Inc., a pharmaceutical company, from February 2011 to April 2014. Mr. Nomura received an economics degree from University of Tokyo. The Board believes that Mr. Nomura’s extensive knowledge of the biotech and pharmaceutical industry and management experience qualifies him to serve on the Board.

Mr. Nomura has waived any cash or equity compensation under the Company’s Non-Executive Director Compensation Policy.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On September 15, 2022, the Company held its 2022 Annual General Meeting of Shareholders. At that meeting, the shareholders considered and acted upon two proposals as described in more detail in the Proxy Statement. Of 703,216,974 shares eligible to vote as of July 18, 2022 (the “Record Date”), the holders of record of 631,368,182 shares were present at the meeting either in person or by proxy. All proposals on the agenda were approved by the shareholders. Below are the final voting results.

(1)
Shareholders elected the individuals named below to serve as Class I directors of the Company, to hold office until the annual general meeting of shareholders following the fiscal year ending March 31, 2025 and until their successors are duly elected and qualified, or until such director’s earlier death, resignation or removal. Election of each director required approval by a plurality of the votes cast.

Nominee	For	Withheld	Broker Non-Votes
Matthew Gline	486,623,678	104,343,793	40,400,711
Dr. Keith Manchester	486,153,734	104,813,737	40,400,711
Melissa Epperly	589,710,901	1,256,570	40,400,711

(2)
Shareholders ratified the appointment of Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023 and to appoint EY as the Company’s auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for the fiscal year ending March 31, 2023. Ratification required a simple majority of the votes cast.

For	630,953,276
Against	23,607
Abstain	391,299

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
104	Cover Page Interactive Data File (embedded with Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROIVANT SCIENCES LTD.

By:	/s/ Matt Maisak
Name: Matt Maisak
Title: Authorized Signatory

Dated: September 21, 2022